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                                                                    EXHIBIT 99.1


Janus Capital Group

March 13, 2003

Janus Contacts:
Jane Ingalls, 303-394-7311
Blair Johnson, 720-210-1439


                    JANUS SIMPLIFIES ITS OWNERSHIP STRUCTURE

 CONVERTS JANUS CAPITAL MANAGEMENT LLC EMPLOYEE SHARES INTO PUBLIC COMPANY STOCK

                EXPECTED TO BE MODESTLY ACCRETIVE TO DILUTED EPS


DENVER - Janus Capital Group Inc. (NYSE: JNS) announced today that its Board of Directors has voted to convert all outstanding employee-held shares of the subsidiary Janus Capital Management LLC (JCM) into shares of JNS stock effective March 12, 2003.

The transaction results in 780,000 JCM shares converting into approximately 15.7 million public company JNS shares. The conversion ratio of 20.1 JNS shares for every JCM share was set by a special committee of independent members of Janus Capital Group's Board, which received a fairness opinion from its financial advisor, Morgan Stanley.

As a result of the conversion, the JCM minority interest has been eliminated and the number of JNS shares outstanding has increased from approximately 223.4 million to approximately 239.1 million. Of the 15.7 million public company shares issued, approximately 3.7 million shares have vested and 1.8 million shares will vest on March 31. The remaining shares will vest under the same schedule as the LLC shares.

The conversion is expected to be modestly accretive to JNS's diluted earnings per share (EPS) in 2003 and in future years as a result of a decrease in Janus' effective tax rate.




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"We are continuing our efforts to improve financial results and deliver shareholder value," said Loren Starr, Janus' Chief Financial Officer. "Today's announcement, coming less than three months after our reorganization with Stilwell Financial, aligns the interests of our public stockholders and employees and represents an important step in simplifying our ownership structure while making Janus' financial results more transparent to investors."

Janus employees now hold approximately 7.5% of Janus Capital Group's outstanding shares. All future employee equity grants, which will require the approval of Janus' Board, will be made in public company shares or options.


ABOUT JANUS CAPITAL GROUP

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm's global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Berger Financial Group LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns approximately 33% of DST Systems, Inc. (NYSE: DST) and 81% of Nelson Money Managers plc. As previously announced, Janus Capital Group has agreed to take a 30% ownership stake in Perkins, Wolf, McDonnell and Company's investment advisory business.


                                      # # #


This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus' Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.


Janus Distributors LLC (3/03) 100 Fillmore Street, Denver, CO 80206


C-0303-90



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